EXHIBIT 99(i)

# Audited Financial Statements

# of Fujian Yuxin Electronic Equipment Co., Ltd.

# As at December 31, 2004, 2003 and 2002

# And for the Three Years Then Ended

HENDRX CORP. 10KSB
Audited Financial Statements
of Fujian Yuxin Electronic Equipment Co., Ltd.

INDEX

# MOEN AND COMPANY

CHARTERED ACCOUNTANTS

**Member:**
Canadian Institute of Chartered Accountants
Institute of Chartered Accountants of British Columbia
Institute of Management Accountants (USA) (From 1965)

**Registered with:**
Public Company Accounting Oversight Board (USA) (PCAOB)
Canadian Public Accountability Board (CPAB)
Canada - British Columbia Public Practice Licence

**Securities Commission Building**
**PO Box 10129, Pacific Centre**
**Suite 1400 – 701 West Georgia Street**
**Vancouver, British Columbia**
**Canada V7Y 1C6**

**Telephone: (604) 662-8899**
**Fax: (604) 662-8809**
**Email: moenca@telus.net**

## REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of
FujianYuxin Electronic Equipment Co., Ltd.

We have audited the accompanying balance sheets of FujianYuxin Electronic Equipment Co., Ltd. as of December 31, 2004, 2003 and 2002, and the related statements of operations, retained earnings, cash flows and changes in stockholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FujianYuxin Electronic Equipment Co., Ltd. as of December 31, 2004, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, conditions exist which raise substantial doubt about he Company's ability to continue as a going concern unless it is able to generate sufficient cash flows to meet its obligations and sustain its operations. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

**"Moen and Company"**
**("Signed")**
**Chartered Accountants**

Vancouver, British Columbia, Canada
April 11, 2005

"Independent Accountants and Auditors"

**FUJIAN YUXIN ELECTRONIC EQUIPMENT CO., LTD.**

**Balance Sheets**

**At December 31, 2004, 2003 and 2002**

**(Expressed in US Dollars)**

| | | 2004 | | 2003 | | 2002 |
|---|---|---|---|---|---|---|
| **Assets** | | | | | | |
| **Current Assets** | | | | | | |
| Cash and cash equivalents (Note 2) | $ | 507,632 | $ | 808,236 | $ | 110,697 |
| Accounts receivable (Note 3) | | 412,724 | | 1,052,066 | | 685,743 |
| Inventories (Note 4) | | 978,376 | | 1,465,743 | | 1,736,873 |
| Short term loan (Note 18) | | 114,952 | | | | |
| Taxes refundable (Note 15) | | | | 361,244 | | 417,108 |
| Prepaid expenses and deposits | | 86,284 | | - | | 122,221 |
| **Total Current Assets** | | 2,099,968 | | 3,687,289 | | 3,072,642 |
| **Fixed assets (Note 6)** | | 5,071,568 | | 4,279,987 | | 3,997,892 |
| **Intangible assets (Note 5)** | | 3,069,352 | | 3,236,473 | | 1,243,664 |
| **Total assets** | **$** | **10,240,888** | **$** | **11,203,749** | **$** | **8,314,198** |
| **Liabilities and Stockholders' Equity** | | | | | | |
| **Current Liabilities** | | | | | | |
| Accounts payable and accrued liabilities (Note 7) | $ | 379,619 | $ | 844,007 | $ | 1,117,924 |
| Accrued wage benefits | | 517,440 | | | | |
| Short term loans (Note 9) | | 3,481,057 | | 2,948,223 | | 2,885,203 |
| Due to related parties (Note 8) | | - | | - | | 168,422 |
| **Total Current Liabilities** | | 4,378,116 | | 3,792,230 | | 4,171,549 |
| **Stockholders' Equity** | | | | | | |
| Capital stock (Note 14) | | 3,600,000 | | 3,600,000 | | 2,549,684 |
| Additional paid in capital | | 1,033,175 | | 1,033,175 | | - |
| Retained earnings | | 1,229,597 | | 2,778,344 | | 1,592,965 |
| **Total stockholders' equity** | | 5,862,772 | | 7,411,519 | | 4,142,649 |
| **Total liabilities and stockholders' equity** | **$** | **10,240,888** | **$** | **11,203,749** | **$** | **8,314,198** |

| | |
|---|---|
| **Commitments:** | Note 9 |
| **Going Concern:** | Note 1 |
| **Guarantees:** | Note 10 |

**FUJIAN YUXIN ELECTRONIC EQUIPMENT CO., LTD.**

**Statements of Income**

**For the Years Ended December 31, 2004, 2003 and 2002**

**(Expressed in US Dollars)**

| | 2004 | 2003 | 2002 |
|---|---|---|---|
| **Revenue** | $ 9,319,461 | $ 8,729,315 | $ 5,082,690 |
| **Cost of goods sold** | 6,593,458 | 5,842,108 | 4,077,090 |
| **Gross profit** | 2,726,003 | 2,887,207 | 1,005,600 |
| **Gross profit percentage** | 29.25% | 33.07% | 19.78% |
| **Selling expenses** | 84,323 | 165,629 | 144,661 |
| **General and administrative expenses** | | | |
| Amortization | 167,120 | 75,122 | - |
| Automobile expenses | - | 4,716 | 5,018 |
| Bad debts | 16,777 | - | 25,526 |
| Bank charges and interest | 207,265 | 163,131 | 147,036 |
| Depreciation | 56,181 | 12,791 | - |
| Foreign exchange | 1,656 | 15,174 | 148 |
| Office | 67,021 | 60,405 | 29,461 |
| Past service wage benefits | 517,440 | | |
| Repairs and maintainance | 1,198 | 1,335 | 442 |
| Research and development | 857 | 2,240 | 2,702 |
| Salaries, wages and benefits | 178,480 | 33,266 | 53,694 |
| Property and other taxes | 4,641 | 37,781 | 43,310 |
| Travel | 15,123 | 6,539 | 8,189 |
| **Total general and administrative expenses** | 1,233,759 | 412,500 | 315,526 |
| **Total selling and general administrative expenses** | 1,318,082 | 578,129 | 460,187 |
| **Loss on discontinued operations (Note 12)** | - | 131,536 | 340,270 |
| **Total expenses** | 1,318,082 | 709,665 | 800,457 |
| **Gain on extinguishment of debt** | - | 168,422 | - |
| **Profit before income taxes** | 1,407,921 | 2,345,964 | 205,143 |
| **Income taxes - prior year adjustment** | 332,379 | - | - |
| **Income taxes - current year** | 279,896 | 360,546 | 53,092 |
| **Net profit for the year** | **$ 795,646** | **$ 1,985,418** | **$ 152,051** |

**FUJIAN YUXIN ELECTRONIC EQUIPMENT CO., LTD.**

**Statements of Retained Earnings**

**For the Years Ended December 31, 2004, 2003 and 2002**

**(Expressed in US Dollars)**

| | | 2004 | | 2003 | | 2002 |
|---|---|---|---|---|---|---|
| **Retained earnings,** | | | | | | |
| **beginning of the year** | $ | 2,778,344 | $ | 1,592,965 | $ | 1,440,914 |
| **Net profit for the year** | | 795,646 | | 1,985,418 | | 152,051 |
| | | 3,573,990 | | 3,578,383 | | 1,592,965 |
| **Dividends paid (Note 17)** | | (2,344,393) | | (800,039) | | - |
| **Retained earnings, end of the year** | **$** | **1,229,597** | **$** | **2,778,344** | **$** | **1,592,965** |

**FUJIAN YUXIN ELECTRONIC EQUIPMENT CO., LTD.**

**Statements of Cash Flows**

**For the Years Ended December 31, 2004, 2003 and 2002**

**(Expressed in US Dollars)**

| | 2004 | 2003 | 2002 |
|---|---|---|---|
| | - | - | - |
| **Cash derived from (used for)** | | | |
| **Operating activities** | | | |
| Net profit for the year | $ 795,646 | $ 1,985,418 | $ 152,051 |
| Items not requiring use of cash | | | |
| Depreciation | 307,885 | 106,318 | 105,114 |
| Amortization | 167,121 | 75,122 | 29,258 |
| | 1,270,652 | 2,166,858 | 286,423 |
| Changes in non-cash working capital items | | | |
| Accrued wage benefits | 517,440 | | |
| Accounts receivable | 639,342 | 366,323) | 152,847 |
| Prepaid expenses and deposits | (86,284) | 122,221 | 158,143 |
| Inventories | 487,367 | 271,130 | 281,229 |
| Accounts payable and accrued liabilities | (464,388) | (273,917) | 697,122 |
| Income taxes refundable | 361,244 | 55,864 | (255,188) |
| **Total funds from operating activities** | 2,725,373 | 1,975,833 | 1,320,576 |
| **Financing activities** | | | |
| Short term loans | 532,834 | 63,020 | 72,392 |
| Dividends paid | (2,344,393) | 800,039) | - |
| Due to related parties | - | 168,422) | - |
| Share capital | - | 15,561 | - |
| **Total funds from financing activities** | (1,811,559) | 889,880) | 72,392 |
| **Investing activities** | | | |
| Fixed assets | (1,099,466) | (388,414) | (1,455,420) |
| Short term loan | (114,952) | | |
| **Total funds used for investing activities** | (1,214,418) | 388,414) | (1,455,420) |
| **Cash and cash equivalents, increase (decrease) during the year** | (300,604) | 697,539 | (62,452) |
| **Cash and cash equivalents, Beginning of the year** | 808,236 | 110,697 | 173,149 |
| **Cash and cash equivalents, end of the year** | **$ 507,632** | **$ 808,236** | **$ 110,697** |
| **Supplementary cash flow information** | | | |
| Non cash flow items | | | |
| Patents received by company from shareholder for share capital and additional paid in capital | $ - | $ 2,067,931 | $ - |
| Income taxes paid | 612,275 | 360,546 | 53,092 |
| Interest paid | 207,265 | 163,131 | 147,036 |

(Expressed in US Dollars)

## Note 1. ORGANIZATION AND NATURE OF BUSINESS

Fujian Yuxin Electronic Equipment Co., Ltd. ("The Company") was incorporated under the laws of People's Republic of China on February 18, 1993.

The principal business of the Company is to manufacture and distribute water dispenser systems, air conditioners and energy-saving bulbs. The main effort of the Company is to specialize in the manufacture and distribute water dispenser systems. The Company owns the patents of atmospheric water generators internationally. Its head office and plant facilities are located in Ron Qiao Economic Development Zone, Fuqing City, Fujian Province, P.R. China.

The Company discontinued the manufacture of color TV sets and VCD records in 2002 and 2003, resulting in losses on discontinued operations in 2002 of $340,270 and in 2003 of $131,536.

Hendrik Tjandra, owner of 100% of the issued capital of the Company sold his 100% interest to Eastway Global Investment Limited ("Eastway"), a corporation formed under the laws of the British Virgin Islands. As a result, Fujian Yuxin Electronic Equipment Co., Ltd. became a wholly-owned operating subsidiary of Eastway Global Investment Limited. On December 16, 2004, Hendrx Corp. (name changed from StarSoft, Inc.) acquired from Hendrik Tjandra, Eastway Global Investment Limited, which then became a wholly-owned subsidiary of Hendrx Corp., with Eastway having Fujian Yuxin Electronic Equipment Col, Ltd., as a wholly owned operating subsidiary.

Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America applicable to a going concern which assume that the Company will realize its assets and discharge its liabilities in the normal course of business. The Company has a working capital deficiency of $2,278,148 at December 31, 2004 and might not have sufficient working capital for the next twelve months. These factors create doubt as to the ability of the Company to continue as a going concern. Realization values may be substantially different from the carrying values as shown in these financial statements should the Company be unable to continue as a going concern. Management is in the process of identifying sources for additional financing to fund the ongoing development of the Company's business.

## Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

### Basis of presentation

These financial statements have been prepared in accordance with Generally Accepted Accounting Principles in the United States ("USGAAP").

### Use of estimates

The preparation of financial statements in conformity with USGAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

### Concentration of credit risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents that are not collateralized and accounts receivable that are unsecured. The Company limits its exposure to credit loss by placing its cash and cash equivalents with high credit quality financial institutions.

**Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)**

## Cash and cash equivalents

Cash and cash equivalents consist of cash on deposit and highly liquid short-term interest bearing securities with the maturity at the date of purchase of three months or less.

## Selling and administrative expenses

These expenses are recorded as incurred.

## Inventories

Inventories consist of the manufacture of finished goods, raw materials used in production and work-in-process, and are stated at the weighted average method, on a first-in, first-out basis.

## Income taxes

Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statement at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

**Stock based compensation**

SFAS No. 123, "Accounting for stock-based compensation" permits the use of either a "fair value based method" or the "intrinsic value method" defined in Accounting Principles Board Opinion 25, "Accounting for stock issued to employees" (APB 25) to account for employee stock-based compensation arrangements.

The Company accounts for employee stock based compensation using the intrinsic value method prescribed in APB 25 and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the common stock. Non-employee stock based compensation is accounted for using the fair value method in accordance with SFAS No. 123 – "Accounting for Stock Based Compensation".

No disclosures relating to stock based compensation have been included with the accompanying financial statements, as no stock options have been granted to directors and employees.

**Compensated absences**

Employees of the corporation are entitled to paid vacations, sick days and other time off depending on job classification, length of service and other factors. It is impractical to estimate the amount of compensation for future absences, and accordingly, no liability has been recorded in the accompanying financial statements. The corporation's policy is to recognize the costs of compensated absences when paid to employees.

(Expressed in US Dollars)

## Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

**Net profit per share**

As the Company is presently a nonpublic company, and therefore pursuant to US GAAP financial statements disclosures, it is not required to present earnings per share.

**Disclosure about fair value of financial instruments**

As defined in FASB 107, the company estimates whether the fair value of all financial instruments differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet, which need to be disclosed. The estimated fair values of amounts have been determined by the Company using available market information and appropriate valuation methodologies.. Considerable judgment is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

**Long-lived assets**

Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset in question may not be recoverable. Accordingly, fixed assets no longer in use as a result of discontinued operations resulted in a charge to operations for the year ended December 31, 2003 of $42,295 (see note 12, below)

Capital assets and depreciation

Capital assets are recorded at cost. Depreciation is provided on the straight line method based on the following estimated useful life, with a 10% residual value:

| | |
|---|---|
| Buildings | 20 years |
| Manufacturing machinery and equipment | 10 years |
| Transportation equipment | 10 years |
| Electronic equipment | 5 years |
| Office equipment | 5 years |

**Intangible assets and amortization**

Land use rights

The Company entered into an agreement on May 15, 1995 for land use rights with Fujian Fuqing Land Management Bureau for a period of 50 years, and is recorded at the appraisal value at the date of purchase and amortized over 50 years.

Patents

The Company owns patents of atmospheric water generation ("AWG") registered in the People's Republic of China under the number P200304823. The Company has licensed patents registered in the United States under the numbers 5,106,512, 5,149,466, 5,203,989 and 5,366,705.

The patents were recorded at the appraisal value at date of purchase and amortized over 15 years.

**Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)**

**Recognition criteria**

Gains are recognized when realized. Expenses and losses are recognized when an expenditure or previously recognized asset does not have future economic benefit. Expenses that are not linked with specific revenues are related to a period on the basis of transactions or events occurring in that period or by allocation to the periods to which they apply. The cost of assets that benefit more than one period is normally allocated over the periods benefited.

Revenue recognition
The Company generates revenue through the sale of atmospheric water generation units whether to wholesale distributors or to individual consumers. Revenues are recognized only when persuasive evidence for a sales arrangement exists; delivery of the product has occurred; the product fee is fixed or determinable; and collection of the fee is reasonably assured. Revenue derived from the sale of services is initially recorded as deferred revenue on the balance sheet. The amount is recognized as income over the term of the contract.

Research and development
Research and development costs, which include the cost of materials and services consumed and salaries and wages of personnel directly engaged in research and development, are expensed as incurred.

Financial instruments
The company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, short term loans, income taxes payable and due to related parties. Unless otherwise noted, it is management's opinion that the company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

Segmented information
The Company's identifiable assets are all located in China. Revenue on a geographical basis is disclosed in note 11, below.

Foreign currency translation

The reporting currency of the Company is the United States Dollar. The accounts of other currencies are translated into US Dollars on the following basis:

Monetary assets and liabilities are translated at the current rate of exchange.
The weighted average exchange rate for the period is used to translate revenue, expenses, and gains or losses from the functional currency to the reporting currency.
The gain or loss on the of foreign currency financial statements is reported as a separate component of stockholders' equity and not recognized in net income. Gains or losses on remeasurement from the recording currency are recognized in current net income.
Gains or losses from foreign currency transactions are recognized in current net income.
Fixed assets are measured at historical exchange rates that existed at the time of the transaction.
Depreciation is measured at historical exchange rates that existed at the time the underlying related asset was acquired.

The effect of exchange rate changes on cash balances is reported in the statement of cash flows as a separate part of the reconciliation of change in cash and cash equivalents during the period.

(Expressed in US Dollars)

**Note 3. ACCOUNTS RECEIVABLE**

| | December 31, 2004 | December 31, 2003 | December 31, 2002 |
|---|---|---|---|
| Accounts receivable - trade | $ 412,724 | $ 683,530 | $ 334,255 |
| Accounts receivable - other | - | 368,536 | 351,488 |
| Total | $ 412,724 | $ 1,052,066 | $ 685,743 |

Ageing of accounts receivable – trade, for the year ended December 31, 2004 and 2003 are as follows:

| | 2004 | | 2003 | |
|---|---|---|---|---|
| | % | $ | % | $ |
| Number of days outstanding | | | | |
| 0 - 30 days | 81% | $ 333,101 | 56% | $ 385,544 |
| 31 - 90 days | 19% | 79,623 | 10% | 66,862 |
| Over 90 days | 0% | | 34% | 231,124 |
| | 100% | 412,724 | 100% | 683,530 |

Bad debts are determined on a direct write off basis. Bad debts written off for the fiscal year ended December 31, 2004 total $16,777 (2003 - $89,241 applied to discontinued operating – Note 12).

**Note 4. INVENTORIES**

Inventories are stated at the weighted average method on a first-in first-out basis. Details of inventories as at December 31, 2004, 2003 and 2002, are as follows:

| | December 31, 2004 | December 31, 2003 | December 31, 2002 |
|---|---|---|---|
| Finished goods | $ 123,797 | $ 479,906 | $ 703,556 |
| Raw materials | 542,702 | 418,550 | 727,769 |
| Work-in-process | 311,877 | 567,287 | 305,548 |
| Total | $ 978,376 | $ 1,465,743 | $ 1,736,873 |

(Expressed in US Dollars)

**Note 5. INTANGIBLE ASSETS AND ACCUMULATED AMORTIZATION**

| **December 31, 2004** | | **Cost** | | **Accumulated Amortization** | | **Net Book Figures** |
|---|---|---|---|---|---|---|
| Land use rights | $ | 1,560,931 | $ | 375,693 | $ | 1,185,238 |
| Patents | | 2,067,931 | | 183,817 | | 1,884,114 |
| Total | $ | 3,628,862 | $ | 559,510 | $ | 3,069,352 |

| **December 31, 2003** | | **Cost** | | **Accumulated Amortization** | | **Net Book Figures** |
|---|---|---|---|---|---|---|
| Land use rights | $ | 1,560,931 | $ | 346,435 | $ | 1,214,496 |
| Patents | | 2,067,931 | | 45,954 | | 2,021,977 |
| Total | $ | 3,628,862 | $ | 392,389 | $ | 3,236,473 |

| **December 31, 2002** | | **Cost** | | **Accumulated Amortization** | | **Net Book Figures** |
|---|---|---|---|---|---|---|
| Land use rights | $ | 1,560,931 | $ | 317,267 | $ | 1,243,664 |
| Total | $ | 1,560,931 | $ | 317,267 | $ | 1,243,664 |

**Note 6. FIXED ASSETS AND ACCUMULATED DEPRECIATION**

| **December 31, 2004** | | **Cost** | | **Accumulated Depreciation** | | **Net Book Figures** |
|---|---|---|---|---|---|---|
| Buildings | $ | 2,298,057 | $ | 444,592 | $ | 1,853,465 |
| Manufacturing machinery and equipment | | 3,421,748 | | 440,979 | | 2,980,769 |
| Transportation equipment | | 245,041 | | 69,134 | | 175,907 |
| Electronic equipment | | 83,870 | | 45,755 | | 38,115 |
| Office equipment | | 58,606 | | 35,294 | | 23,312 |
| Total | $ | 6,107,322 | $ | 1,035,754 | $ | 5,071,568 |

(Expressed in US Dollars)

## Note 6. FIXED ASSETS AND ACCUMULATED DEPRECIATION (Cont'd)

| December 31, 2003 | | Cost | | Accumulated Depreciation | | Net Book Figures |
|---|---|---|---|---|---|---|
| Buildings | $ | 2,210,148 | $ | 345,056 | $ | 1,865,092 |
| Manufacturing machinery and equipment | | 2,415,114 | | 256,995 | | 2,158,119 |
| Transportation equipment | | 245,041 | | 52,825 | | 192,216 |
| Electronic equipment | | 75,893 | | 39,252 | | 36,641 |
| Office equipment | | 61,660 | | 33,741 | | 27,919 |
| Total | $ | 5,007,856 | $ | 727,869 | $ | 4,279,987 |

| December 31, 2002 | | Cost | | Accumulated Depreciation | | Net Book Figures |
|---|---|---|---|---|---|---|
| Buildings | $ | 2,209,989 | $ | 355,408 | $ | 1,854,581 |
| Manufacturing machinery and equipment | | 2,067,186 | | 179,146 | | 1,888,040 |
| Transportation equipment | | 245,023 | | 53,580 | | 191,443 |
| Electronic equipment | | 75,645 | | 38,694 | | 36,951 |
| Office equipment | | 60,935 | | 34,058 | | 26,877 |
| Total | $ | 4,658,778 | $ | 660,886 | $ | 3,997,892 |

## Note 7. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

| | | December 31, | | | | |
|---|---|---|---|---|---|---|
| | | 2004 | | 2003 | | 2002 |
| Accounts payable - trade | $ | 170,063 | $ | 540,007 | | 842,819 |
| Accrued liabilities | | - | | 9,267 | | 1,264 |
| Wages and benefits payable | | 25,274 | | 19,726 | | 26,372 |
| Other payables | | 184,282 | | 275,007 | | 247,469 |
| Total | $ | 379,619 | $ | 844,007 | $ | 1,117,924 |

(Expressed in US Dollars)

**Note 8. RELATED PARTY TRANSACTIONS**

(c) During the years ended December 31, 2004, 2003 and 2002, sales to related parties are as follows:

| | Year Ended December 31, | | |
|---|---|---|---|
| **Related Parties** | **2004** | **2003** | **2002** |
| **Controlled by the President and related parties** | | | |
| PT. Galaksi Perkasa | $ 1,024,715 | $ 1,650,261 | 916,624 |
| Fuzhou Sales Department | - | 86,873 | 915 |
| Quanzhou Sales Department | - | 1,020 | - |
| Total | $ 1,024,715 | $ 1,738,154 | $ 917,539 |

(d) During the years ended December 31, 2004, 2003 and 2002, purchases from related parties are as follows:

| | Year Ended December 31, | | |
|---|---|---|---|
| **Related Parties** | **2004** | **2003** | **2002** |
| Fuqing Huanyu plastic products Co., Ltd. controlled by sister of Mr. Hendrik Tjandra | $ 73,091 | $ 283,043 | 174,720 |
| Tiansheng Oils Fats Industries Ltd. Controlled by brother of Mr. Hendrik Tjandra | - | 1,501 | - |
| Fuqing Yongxia Color Printing Factory controlled by sister of Mr. Hendrik Tjandra | 40,265 | 16,940 | 6,050 |
| Total | $ 113,356 | $ 301,484 | $ 180,770 |

(e) As at December 31, 2004 and 2003, no amount due to related parties, (December 31, 2002 - $168,422 due to PT.. Galaksi Perkasa, a company controlled by the same directors as the directors of the Company, this amount was contributed to the Company in 2003, see (e), below)).

(f) During the year ended December 31, 2003, Mr. Hendrik Tjandra transferred his patents (water dispenser system) into the Company valued at $2,067931, $1,034,755 of which was for the issuance as share capital and $1,033,176 as additional paid in capital.

(g) During the year ended December 31, 2003, PT. Galaksi Perkasa contributed debt owed by the Company of $168,422 to the Company, this amount is recorded as a separate item in the income statement as gain on extinguishment of debt pursuant to FAS 145.

(Expressed in US Dollars)

## Note 9. SHORT TERM LOANS/GUARANTEES

Short term loans are borrowing from banks. The terms of these short term loans are summarized as follows:

| | Interest Rate (Per Annum) | December 31, 2004 | 2003 | 2002 |
|---|---|---|---|---|
| Agricultural Bank of China, Fuqing Branch | 6.638% | $ 2,089,106 | $ 2,089,106 | $ 2,401,229 |
| Xiamen International Bank | 5.310% | 641,736 | | |
| Huaxing Trust Company | 9.864% | 266,205 | | |
| Fujian Industry Bank, Fuqing Branch | 6.903% | 484,010 | 859,117 | 483,974 |
| Total | | $ 3,481,057 | $ 2,948,223 | $ 2,885,203 |

These short term loans are secured by the Company's assets and guaranteed by a related company, Fujian Tianyu Steel Products Co., Ltd., owned by the Chairman of Fujian Yuxin Electronic Equipment Co., Ltd.

The Company also provides a guarantee of bank loans of a related company, Fujian Tianyu Steel Products Co., Ltd., in the amount of $5,268,544 at December 31, 2004.

Bank guarantees of loans of Fujian Tianyu Steel, as borrower from the banks are below:

| | Bank Loan Payable Balance at December 31, 2004 | | Maximum Amount of Guarantee at December 31, 2004 | |
|---|---|---|---|---|
| | RMB | US$ (i) | RMB | US$ |
| Fuqing Agriculture Bank | 18,500,000 | $ 2,238,544 | 18,500,000 | $ 2,238,544 |
| Fuqing Agriculture Bank | 5,000,000 | 605,000 | 5,000,000 | 605,000 |
| Communication Bank | 8,200,000 | 992,200 | 10,000,000 | 1,210,000 |
| ChungXing Bank | 4,400,000 | 532,400 | 5,000,000 | 605,000 |
| | 36,100,000 | 4,368,144 | 38,500,000 | 4,658,544 |
| | Hong Kong Dollars | | Hong Kong Dollars | |
| Xing Chang Bank | 5,000,000 | 610,000 | 5,000,000 | 610,000 |
| TOTAL | | $ 4,978,144 | | $ 5,268,544 |

(i) secured by general security on all assets of borrower.

## Note 10. PENSION AND EMPLOYMENT LIABILITIES

The Company does not have any liabilities as at December 31, 2004, for pension, post-employment benefits or post-retirement benefits. The Company does not have a pension plan. However, the Company has recorded past services wage benefits for its employees of $517,440 which is recorded as a charge to operations for the year ended December 31, 2004.

(Expressed in US Dollars)

## Note 11. GEOGRAPHIC INFORMATION

(c) Revenue from external customers

| Countries | | December 31, 2004 | % | | 2003 | % | | 2002 | % |
|---|---|---|---|---|---|---|---|---|---|
| Australia | $ | 976,158 | 10.48% | $ | 20,830 | 0.24% | $ | - | - |
| Britain | | 200 | 0.00% | | | | | | |
| Canada | | -89,398 * | -0.96% | | 97,346 | 1.12% | | - | - |
| China | | 176,080 | 1.89% | | 359,086 | 4.11% | | 1,072,755 | 21.11% |
| Greece | | 870 | 0.01% | | | | | | |
| Holland | | 711 | 0.01% | | | | | | |
| Indonesia | | 1,103,594 | 11.84% | | 1,651,411 | 18.92% | | 859,870 | 16.92% |
| India | | 255,175 | 2.74% | | | | | | |
| Iran | | 1,995 | 0.02% | | | | | | |
| Israel | | 267,259 | 2.87% | | 2,003 | 0.02% | | - | - |
| Lebanon | | 3,247,854 | 34.85% | | 3,629,530 | 41.58% | | 940,546 | 18.50% |
| Malaysia | | - | 0.00% | | 23,034 | 0.26% | | - | - |
| Nigeria | | - | 0.00% | | 310,761 | 3.56% | | - | - |
| Singapore | | 949,953 | 10.19% | | 1,213,413 | 13.90% | | 399,019 | 7.85% |
| Spenish | | 251,235 | 2.70% | | | | | | |
| Taiwan | | - | 0.00% | | 401 | 0.00% | | - | - |
| Thailand | | 898,730 | 9.64% | | 151,216 | 1.73% | | - | - |
| United States | | 1,279,045 | 13.72% | | 1,270,284 | 14.56% | | 1,810,500 | 35.62% |
| Total | $ | 9,319,461 | 100.00% | $ | 8,729,315 | 100.00% | $ | 5,082,690 | 100.00% |

* Cancellation of sale of prior year

(d) Assets

All of the assets of the Company as at December 31, 2004, 2003 and 2002 are located in China.

## Note 12. LOSS ON DISCONTINUED OPERATIONS

These costs are as a result of discontinued production of television sets and related products, and the costs are made up as follows:

| | | December 31, 2004 | | 2003 | | 2002 |
|---|---|---|---|---|---|---|
| Bad debts, due to uncollectibility of old accou | $ | - | $ | 89,241 | | 340,270 |
| Fixed assets written off | | - | | 42,295 | | - |
| Total | $ | - | $ | 131,536 | $ | 340,270 |

(Expressed in US Dollars)

**Note 13. PATENTS**

In 2003, Mr. Hendrik Tjandra transferred his patents of atmospheric water generation ("AWG") registered in the People's Republic of China under the number P200304823. The Company utilizes patents under licence that are registered in the United States under the numbers 5,106,512, 5,149,466, 5,203,989 and 5,366,705.

Based on the appraisal report dated May 20, 2003 by Fujian Huayi Assets Appraisal Co., Ltd., these patents are valued at $2,067,931 (RMB 17,090,000 Yuan). This amount was recorded by the Company for the patents as intangible assets; $1,034,755 was credited to the registered capital and $1,033,176 was recorded as additional paid in capital.

**Note 14. SHARE CAPITAL**

As at December 31, 2004, 2003 and 2002, the Company's registered capital is $3,600,000. Mr. Hendrik Tjandra owes 100% of the shares as at December 31, 2003 (December 31, 2002 – 60%).

| | Authorized Capital | Paid in Capital |
|---|---|---|
| Balance, December 31, 2001 and 2002 | $ 3,600,000 | $ 2,549,684 |
| July 30, 2003, intangible assets transferred to company by shareholder | | 1,034,755 |
| | 3,600,000 | 3,584,439 |
| Foreign currency adjustment | | 15,561 |
| | 3,600,000 | 3,600,000 |
| July 30, 2003, additional paid in capital related to intangible assets transferred to company by shareholder | | 1,033,176 |
| Balance, December 31, 2003 and December 31, 2004 | $ 3,600,000 | $ 4,633,176 |

(Expressed in US Dollars)

**Note 15. TAXES**

The Company is subject to taxes applicable in China consisting of value added taxes on domestic sales and income taxes on profits.

| | Balance at December 31, | | |
|---|---|---|---|
| | 2004 | 2003 | 2002 |
| | Refundable (Payable) | | |
| Taxes refundable - value added taxes | $ -- | $ 414,336 | $ 470,200 |
| Value added taxes ("VAT") are based on 17% of domestic sales. Export sales are not subject to VAT. The Company obtains input tax credits ("ITC") for VAT paid on purchases. The VAT refundable represents ITC in excess of VAT on demestic sales. | | | |
| Income taxes payable | -- | (53,092) | (53,092) |
| Income taxes payable represent reassessment of income taxes in 2003 payable for 2002. This tax liability was subsequently paid in January 2004 | | | |
| Net taxes refundable | $ -- | $ 361,244 | $ 417,108 |

**Note 16. SALES DISTRIBUTORS**

The Company has entered agreements with a number of entities that will act as sales distributors for the Company. These parties are either independent third parties or related parties. Terms and conditions with those sales distributors may vary, but they essentially require the sales distributor to commit to buy finished projects from the Company, to sell these products to customers and to provide technical support to customers as ongoing follow-up of sales.

**Note 17. DIVIDENDS PAID**

In 2004 the Company paid dividends of $2,344,393 (RMB19,374,771) to its shareholders as a distribution of profits. This amount is charged as a reduction to retained earnings of the Company in the fiscal year ended December 31, 2004.

**Note 18. SHORT TERM LOAN**

In August 2002, the Company lent RMB 950,000 (equivalent to US$114,952 as at December 31, 2004) to Hengxing Trading Company for business development purposes. This amount is unsecured, yields no interest and with no specific terms of repayment. This loan is expected to be returned in 2005 by a verbal agreement between the legal representative, Mr. Linbin of Hengxing Trading Company and the president, Mr. Hendrix Huang of Fujian Yuxin Electronic Products Co., Ltd.